UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UFP TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UFP TECHNOLOGIES, INC.

100 HALE STREET NEWBURYPORT, MASSACHUSETTS 01950-3504 USA

AMENDMENT TO THE PROXY STATEMENT DATED APRIL 27, 2022

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2022

Explanatory Note

This amendment (the “Amendment”) amends the definitive proxy statement furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of UFP Technologies, Inc., a Delaware corporation (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 29, 2022 (the “2022 Proxy Statement”). The 2022 Proxy Statement was filed in connection with the Company’s Annual Meeting of Stockholders to be held on June 8, 2022, and at any adjournment or postponement thereof (the “Meeting”).

This Amendment modifies certain disclosures in the 2022 Proxy Statement on the voting requirements for, and the effect of abstentions and broker non-votes on, “Proposal No. 3: Amendment and Restatement of the Company’s 2009 Non-Employee Director Stock Option Incentive Plan” (“Proposal 3”).

The vote required to approve Proposal 3 is the approval of a majority of the votes cast by the stockholders entitled to vote on Proposal 3 at the Meeting. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

Amendment to 2022 Proxy Statement

The “Vote Required” section of Proposal 3, on page 30 of the 2022 Proxy Statement is hereby revised in its entirety to read as follows:

The approval of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Meeting is required to amend and restate the Director Plan. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will not affect the outcome of the vote.

Except as described in this Amendment, none of the information presented in the 2022 Proxy Statement is affected by this Amendment. This Amendment does not provide all of the information that is important to your voting decisions at the Meeting, and the 2022 Proxy Statement contains other important additional information. This Amendment should be read in conjunction with the 2022 Proxy Statement.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD VIRTUALLY ON JUNE 8, 2022: This Proxy Statement, the Company’s Annual Report for the fiscal year ended December 31, 2021 and the Proxy Card are available at the Company’s website, www.ufpt.com/investors/filings.html.

This Amendment is being filed with the SEC on May 11, 2022 and will be mailed to stockholders on or about May 12, 2022.